CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                             I-PLAYSPORTS.COM, INC.,
                             a Delaware corporation          (FILE STAMPED
                                                              March 9,2001)


         i-playsports.com, Inc., a corporation organized under the General Corporation Law of the State of Delaware ("Corporation"), does hereby certify:

         FIRST: The Corporation has received payment for its capital stock.
         SECOND: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was unanimously approved by the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware; and, further, was approved by at least 51% of the Corporation's shares entitled to vote pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Article FIRST in its entirety and replacing therefor:
"FIRST: The name of this corporation is PlushZone, Inc."


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officer.


Dated:   March _____ , 2001

                                                  /s/ James Butler
                                                   ---------------------------
                                           By:     James Butler
                                          Its:     President


ATTEST:
         /s/ Stacey Butler
         ---------------------------
By:      Stacey Butler
Its:     Secretary